Exhibit 99.1

Marker Therapeutics and Lincoln Park Capital Enter into a Common Stock Purchase Agreement for up to $25 Million

Houston, TX— December 13, 2022—Marker Therapeutics, Inc. (Nasdaq: MRKR), a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today announced that the Company has entered into a Common Stock Purchase Agreement (the "Purchase Agreement") for up to $25 million with Lincoln Park Capital Fund ("LPC"), a Chicago-based institutional investor and long-term Marker shareholder.

Under the terms of the Purchase Agreement, LPC has committed to purchase up to $25 million of shares of the Company's common stock at Marker's sole discretion from time to time during a 24-month period upon satisfaction of the conditions in the Purchase Agreement, including after a registration statement registering the resale of shares to be sold to Lincoln Park under the Purchase Agreement is declared effective by the Securities and Exchange Commission (“SEC”). The price per share is set forth in the Purchase Agreement and is generally based on the market prices prevailing at the time of each sale to LPC. Marker will retain full control as to the timing and amount of any sale of shares of common stock to LPC, subject to certain limitations specified in the Purchase Agreement, including those under Nasdaq listing rules.

There is no upper limit as to the price per share that LPC may pay for future stock issuances under the Purchase Agreement, and LPC has agreed not to cause or engage in any direct or indirect short selling or hedging of Marker’s common stock.  No warrants are being issued in this transaction, and the Purchase Agreement does not contain any rights of first refusal, participation rights, penalties or liquidated damages provisions in favor of any party. Marker maintains the right to terminate the Purchase Agreement at any time, at its discretion, without any additional cost or penalty. Marker anticipates using proceeds from sales of shares under the Purchase Agreement to advance Marker’s Phase 2 ARTEMIS trial of MT-401, the Company’s lead product candidate in post-transplant AML, Marker’s clinical programs in lymphoma and pancreatic cancer, and for working capital and general corporate purposes.

"We believe that this Purchase Agreement with LPC enables flexible access to capital in an efficient manner," stated Peter L. Hoang, President and CEO of Marker. "Following our recent organizational restructuring to conserve available capital, we continue to prudently manage our cash flow as we execute our Phase 1 and Phase 2 trials and work to bring novel cell therapies to cancer patients with limited treatment options.”

Additional detail regarding the Purchase Agreement and related registration rights agreement is set forth in Marker's Current Report on Form 8-K, filed today with the SEC.

The offer and sale of the securities by Marker in the above transaction have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and have not been registered or qualified under any state securities laws, and therefore may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements, and registration or qualification and under applicable state securities or “Blue Sky” laws or an applicable exemption from such registration or qualification requirements. Marker has agreed to file a registration statement with the SEC to register the resale by LPC of the shares of common stock to be purchased by LPC under the Purchase Agreement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. This population of T cells is designed to attack multiple tumor targets following infusion into patients and to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cell therapies, we believe that our product candidates will be easier and less expensive to manufacture, with reduced toxicities, compared to current engineered CAR-T and TCR-based approaches, and may provide patients with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

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Forward-Looking Statements

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; the timing, conduct and success of our clinical trials of our product candidates; our ability to use our manufacturing facilities to support clinical and commercial demand; the anticipated use of proceeds from sales under the Agreement; and our future operating expenses and capital expenditure requirements. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at WWW.SEC.GOV. Such risks and uncertainties may be amplified by the COVID-19 pandemic and its impact on our business and the global economy. The Company assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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